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CODE OF ETHICS

An investment professional should conduct himself with integrity and dignity and act in an ethical manner in his dealings with the public, clients, customers, employers, employees, and fellow investment professionals.

An investment professional should conduct himself and should encourage others to practice investment analysis in a professional and ethical manner that will reflect credit on him and his profession.

An investment professional should act with competence and should strive to maintain and improve his competence and that of others in the profession.

An investment professional should use proper care and exercise independent professional judgment.

STANDARDS OF PROFESSIONAL CONDUCT

       COMPLIANCE WITH GOVERNING LAWS/REGULATIONS AND THE CODE AND STANDARDS

REQUIRED KNOWLEDGE AND COMPLIANCE. The investment professional shall maintain knowledge of and shall comply with all applicable laws, rules, and regulations of any government, governmental agency, and regulatory organization governing his professional, financial, or business activities, as well as with these Standards of Professional Conduct and the accompanying Code of Ethics.

PROHIBITION AGAINST ASSISTING LEGAL AND ETHICAL VIOLATIONS. The investment professional shall not knowingly participate in, or assist, any acts in violation of any applicable law, rule, or regulation of any government, governmental agency, or regulatory organization governing his professional, financial, or business activities, nor any act which would violate any provision of these Standards of Professional Conduct or the accompanying Code of Ethics.

PROHIBITION AGAINST USE OF MATERIAL NONPUBLIC INFORMATION. The investment professional shall comply with all laws and regulations relating to the use and communication of material nonpublic information. The investment professional's duty is generally defined as to not trade while in possession of, nor communicate, material nonpublic information in breach of a duty, or if the information is misappropriated. Duties under the Standard include the following:
(1) If the investment professional acquires such information as a result of a special or confidential relationship with the

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issuer or others, he shall not communicate the information (other than within the relationship), or take investment action on the basis of such information, if it violates that relationship. (2) If the investment professional is not in a special or confidential relationship with the issuer or others, he shall not communicate or act on material nonpublic information if he knows, or should have known, that such information (a) was disclosed to him, or would result in a breach of a duty; or (b) was misappropriated. If such a breach of duty exists, the investment professional shall make reasonable efforts to achieve public dissemination of such information.

RESPONSIBILITIES OF SUPERVISORS. An investment professional with supervisory responsibility shall exercise reasonable supervision over those subordinate employees subject to his control, to prevent any violation by such persons of applicable statutes, regulations, or provisions of the Code of Ethics or Standards of Professional Conduct. In so doing, the investment professional is entitled to rely upon reasonable procedures established by his employer.

     RESEARCH REPORTS, INVESTMENT RECOMMENDATIONS AND ACTIONS

REASONABLE BASIS AND REPRESENTATIONS.

1. The investment professional shall exercise diligence and thoroughness in making an investment recommendation to others or in taking an investment action for others.

2. The investment professional shall have a reasonable and adequate basis for such recommendations and actions, supported by appropriate research and investigations.

3. The investment professional shall make reasonable and diligent efforts to avoid any material misrepresentation in any research report or investment recommendation.

4. The investment professional shall maintain appropriate records to support the reasonableness of such recommendations and actions.

RESEARCH REPORTS

1. The investment professional shall use reasonable judgment as to the inclusion of relevant factors in research reports.

2. The investment professional shall distinguish between facts and opinions in research reports.

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PORTFOLIO INVESTMENT RECOMMENDATIONS AND ACTIONS

1. The investment professional shall, when making an investment recommendation or taking an investment action for a specific portfolio or client, consider its appropriateness and suitability for such portfolio or client. In considering such matters, the investment professional shall take into account (a) the needs and circumstances of the client, (b) the basic characteristics of the investment involved, and (c) the basic characteristics of the total portfolio. The investment professional shall use reasonable judgment to determine the applicable relevant factors.

2. The investment professional shall distinguish between facts and opinions in the presentation of investment recommendations.

3. The investment professional shall disclose to clients and prospective clients the basic format and general principles of the investment processes by which securities are selected and portfolios are constructed and shall promptly disclose to clients any changes that might significantly affect these processes.

PROHIBITION AGAINST PLAGIARISM

The investment professional shall not, when presenting material to his employer, associates, customers, clients, or the general public, copy or use in substantially the same form material prepared by other persons without acknowledging its use and identifying the name of the author or publisher of such material. The investment professional may, however, use without acknowledgment, factual information published by recognized financial and statistical reporting services or similar sources.

PROHIBITION AGAINST MISREPRESENTATION OF SERVICES

The investment professional shall not make any statements, orally or in writing, which misrepresent (1) the services that the investment professional or his firm is capable of performing for the client, (2) the qualifications of such investment professional or his firm or (3) the expected performance of any investment.

The investment professional shall not make, orally or in writing, explicitly or implicitly, any assurances about or guarantees of any investment or its



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return except communication of accurate information as to the terms of the investment instrument and the issuer's obligations under the instrument.

PERFORMANCE PRESENTATION STANDARDS

1. The investment professional shall not make any statements, oral or written, which misrepresent the investment performance that the investment professional or his firm has accomplished or can reasonably be expected to achieve.

2. If an investment professional communicates directly or indirectly individual or firm performance information to a client or prospective client, or in a manner intended to be received by a client or prospective client ("Performance Information"), the investment professional shall make every reasonable effort to assure that such performance information is a fair, accurate and complete presentation of such performance.

3. An investment professional presenting Performance Information may use the following legend on the Performance Information presentation, but only if the investment professional has made every reasonable effort to assure that such presentation is in compliance with the Performance Presentation Standards in all material respects:

THIS REPORT HAS BEEN PREPARED AND PRESENTED IN COMPLIANCE WITH THE PERFORMANCE PRESENTATION STANDARDS OF THE ASSOCIATION FOR INVESTMENT MANAGEMENT AND RESEARCH.

FAIR DEALING WITH CUSTOMERS AND CLIENTS

The investment professional shall act in a manner consistent with his obligation to deal fairly with all customers and clients when (1) disseminating investment recommendations, (2) disseminating material changes in prior investment advice, and (3) taking investment action.

     PRIORITY OF TRANSACTIONS

The investment professional shall conduct himself in such a manner that transactions for his customers, clients, and employer have priority over transactions in securities or other investments of which he is the beneficial owner, and so that transactions in securities or other investments in which he has such beneficial ownership do not operate adversely to their interests. If an investment professional decides to make a recommendation about the purchase or sale of a security or other investment, he shall give his

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customers, clients, and employer adequate opportunity to act on this recommendation before acting on his own behalf.

For purposes of these Standards of Professional Conduct, an investment professional is a "beneficial owner" if he directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest in the securities or the investment.

     DISCLOSURE OF CONFLICTS

The investment professional, when making investment recommendations, or taking investment actions, shall disclose to his customers and clients any material conflict of interest relating to him and any material beneficial ownership of the securities or other investments involved that could reasonably be expected to impair his ability to render unbiased and objective advice.

The investment professional shall disclose to his employer all matters that could reasonably be expected to interfere with his duty to the employer, or with his ability to render unbiased and objective advice.

The investment professional shall also comply with all requirements as to disclosure of conflicts of interest imposed by law and by rules and regulations of organizations governing his activities and shall comply with any prohibitions on his activities if a conflict of interest exists.

     COMPENSATION

DISCLOSURE OF ADDITIONAL COMPENSATION ARRANGEMENTS

The investment professional shall inform his customers, clients, and employer of compensation or other benefit arrangements in connection with his services to them which are in addition to compensation from them for such services.

DISCLOSURE OF REFERRAL FEES

The investment professional shall make appropriate disclosure to a prospective client or customer of any consideration paid or other benefit delivered to others for recommending his services to that prospective client or customer.

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DUTY TO EMPLOYER

The investment professional shall not undertake independent practice which could result in compensation or other benefit in competition with his employer unless he has received written consent from both his employer and the person for whom he undertakes independent employment.

     RELATIONSHIPS WITH OTHERS

PRESERVATION OF CONFIDENTIALITY

An investment professional shall preserve the confidentiality of information communicated by the client concerning matters within the scope of the confidential relationship, unless the investment professional receives information concerning illegal activities on the part of the client.

MAINTENANCE OF INDEPENDENCE AND OBJECTIVITY

The investment professional, in relationships and contacts with an issuer of securities, whether individually or as a member of a group , shall use particular care and good judgment to achieve and maintain independence and objectivity.

FIDUCIARY DUTIES

The investment professional, in relationships with clients, shall use particular care in determining applicable fiduciary duty and shall comply with such duty as to those persons and interests to whom it is owed.

     PROFESSIONAL MISCONDUCT

The investment professional shall not (1) commit a criminal act that upon conviction materially reflects adversely on his honesty, trustworthiness or fitness as an investment professional in other respects, or (2) engage in conduct involving dishonesty, fraud, deceit or misrepresentation.